Exhibit 99.1

ZYNGA ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

Delivered Results Above Guidance Range With $182M in Bookings and $11M in Adjusted EBITDA

Mobile Bookings up 31% Year-Over-Year and 4% Sequentially

Mobile Audience up 7% Sequentially

SAN FRANCISCO – May 4, 2016 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the first quarter ended March 31, 2016. In addition to today’s press release, a copy of our Q1 2016 Quarterly Earnings Letter, which outlines our Q1 2016 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga management will host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, May 4, to discuss the Company's Q1 2016 performance and business outlook. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

“It’s been a productive two months leading Zynga as CEO. I’m seeing our momentum improve as our teams continue their commitment to growing our established live franchises and demonstrate more cost and operating discipline. As a result, Q1 bookings were above the high end of our guidance range at $182 million, and Adjusted EBITDA was above our range at $11 million. Our mobile momentum continued with mobile now representing 76% of our total bookings, up from 73% from last quarter, and total mobile audience up 7% from last quarter,” said Frank Gibeau, CEO of Zynga. “Zynga has all the ingredients it needs for a successful turnaround. My priority is to bring our founding social gaming vision to life in our games and lead our teams to deliver high quality experiences for players on time and profitably.”

“Since joining, the biggest surprise for me has been how much operating leverage we have across the company, which we can unlock with improved planning, more focused execution and cost control. That means putting in place more disciplined, consistent development practices and more cross team collaboration. Over the long term, there’s no reason why Zynga’s margins can’t be more in line with its peers. We’re committed to improving our operating leverage and cost management to attain those levels. Longer term, we’re building a world class studio and innovative creative culture. In my experience, the best games in the world are made by small, complete teams with great chemistry who build games in a predictable and profitable way,” said Gibeau.

Financial Highlights

•	Bookings of $182 million; above the high end of the guidance range, up 8% year-over-year and flat sequentially.
•	Adjusted EBITDA of $11 million; above the guidance range.
•	Advertising and other bookings up 42% year-over-year.
•	$857 million in cash, cash equivalents and marketable securities.
•	Completed the remaining $102 million of $200 million share repurchase announced at Q3 earnings.

Mobile Highlights

•	Mobile bookings of $139 million or 76% of overall bookings, up 31% year-over-year and up 4% sequentially.
•	Average Mobile Daily Active Users (mobile DAUs): 16 million; up 7% sequentially.
•	Apple is now our largest platform partner, surpassing Facebook in terms of online game bookings.

Product Highlights

•

Slots – Mobile bookings up 77% year-over-year and 13% sequentially. Launched Willy Wonka and the Chocolate Factory Slots which is now in the top 30 grossing Casino charts in the Apple App Store; entered into soft launch with True Vegas Slots and this week we launched Spin It Rich! Slots worldwide.

•	Zynga Poker – Mobile bookings up 13% year-over-year and 8% sequentially.
•	Words With Friends – Delivered strong mobile bookings up 60% year-over-year.
•

Match-3 – Launched Zindagi’s Crazy Cake Swap, which received Best New Game featuring from both Apple and Google at launch; entered into soft launch with two new games, Wizard of Oz Magic Match and Ice Age Arctic Blast.

•	FarmVille – Entered into soft launch with new FarmVille mobile experience, FarmVille: Tropic Escape; worldwide launch expected in the second half of 2016.
•	CSR2 – Currently testing across 11 test markets with an expected worldwide launch in early Q3.
•	Dawn of Titans – Scaled to 14 test markets with an expected worldwide launch in late Q4.

Financial Highlights (in thousands, except per share data)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
GAAP Results
Revenue	$186,721	$185,769	$183,293
Net income (loss)	$(26,558)	$(51,198)	$(46,496)
Diluted net income (loss) per share	$(0.03)	$(0.06)	$(0.05)

Non-GAAP Results
Bookings	$181,625	$182,104	$167,410
Adjusted EBITDA	$10,939	$1,656	$2,093
Non-GAAP net income (loss)	$1,553	$375	$(6,713)
Non-GAAP earnings (loss) per share	$0.00	$0.00	$(0.01)

Player Metrics (users and payers in millions)

	Three Months Ended
	March 31,	December 31,	March 31,		Q1'16	Q1'16
	2016	2015	2015		Q/Q	Y/Y
Average daily active users (DAUs)	19	18	25		7%	(21)%
Average mobile DAUs	16	15	19		7%	(16)%
Average web DAUs	3	3	6		10%	(37)%

Average monthly active user (MAUs)	68	68	100		1%	(32)%
Average mobile MAUs	55	55	76		0%	(27)%
Average web MAUs	13	13	24		4%	(46)%

Average daily bookings per average DAU (ABPU)	$0.103	$0.110	$0.076		(6)%	36%
Average monthly unique users (MUUs) (1)	56	48	71	(2)	16%	(21)%
Average monthly unique payers (MUPs) (1)	1.0	0.8	1.1		18%	(12)%
Payer conversion (1)	1.7%	1.7%	1.5%		2%	11%

(1)

MUUs, MUPs and payer conversion exclude certain games as our systems are unable to distinguish whether a player of these games is also a player of other Zynga games. We exclude players of these games to avoid potential duplication.

•	For the first quarter of 2015, NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) are excluded from MUUs, MUPs and payer conversion.
•	For the fourth quarter of 2015, NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) and Rising Tide games (Black Diamond Casino) are excluded from MUUs, MUPs and payer conversion.

•

For the first quarter of 2016, Rising Ride games (Black Diamond Casino and Vegas Diamond Slots) and Zindagi legacy games (Yummy Gummy and Crazy Kitchen) are excluded from MUUs, MUPs and payer conversion.

(2)

In the third quarter of 2015, the company made a modification to its calculation of MUU to further reduce duplication. MUU for the first quarter of 2015 has been revised to reflect the company’s current calculation.

First Quarter 2016 Financial Summary

•

Revenue: Revenue was $187 million for the first quarter of 2016, an increase of 1% compared to the fourth quarter of 2015 and an increase of 2% compared to the first quarter of 2015. Online game revenue was $137 million, an increase of 6% compared to the fourth quarter of 2015 and a decrease of 7% compared to the first quarter of 2015. Advertising and other revenue was $50 million, a decrease of 12% compared to the fourth quarter of 2015 and an increase of 41% compared to the first quarter of 2015. Zynga Poker, Hit It Rich! Slots, Wizard of Oz Slots and FarmVille 2 accounted for 19%, 15%, 15% and 14% of online game revenue, respectively, for the first quarter of 2016 while FarmVille 2, Zynga Poker, FarmVille 2: Country Escape and Hit It Rich! Slots accounted for 20%, 19%, 16% and 15%, respectively, for the first quarter of 2015.

•	Bookings: Bookings were $182 million for the first quarter of 2016, flat compared to the fourth quarter of 2015 and an increase of 8% compared to the first quarter of 2015.
•

Net income (loss): Net loss was ($27) million for the first quarter of 2016, compared to net loss of ($51) million for the fourth quarter of 2015 and net loss of ($46) million for the first quarter of 2015. The quarter-over-quarter decrease in net loss was primarily due to lower costs and expenses (primarily, in order of significance, restructuring expense, the elimination of duplicative data center costs and marketing costs).

•

Adjusted EBITDA: Adjusted EBITDA was $11 million for the first quarter of 2016, compared to $2 million in the fourth quarter of 2015 and $2 million for the first quarter of 2015. The quarter-over-quarter change in adjusted EBITDA was primarily due to the elimination of duplicative data center costs and, to a lesser extent, lower marketing costs due to seasonality in the fourth quarter of 2015.

•

Non-GAAP net income (loss): Non-GAAP net income was $2 million for the first quarter of 2016, compared to non-GAAP net income of $0.4 million in the fourth quarter of 2015 and non-GAAP net loss of ($7) million in the first quarter of 2015.

•

Net income (loss) per share: Diluted net loss per share was ($0.03) for the first quarter of 2016, compared to diluted net loss per share of ($0.06) for the fourth quarter of 2015 and diluted net loss per share of ($0.05) for the first quarter of 2015.

•

Non-GAAP earnings (loss) per share: Non-GAAP earnings per share was $0.00 for the first quarter of 2016, compared to non-GAAP earnings per share of $0.00 for the fourth quarter of 2015 and non-GAAP loss per share of ($0.01) for the first quarter of 2015.

•

Cash and cash flow: As of March 31, 2016, cash, cash equivalents and marketable securities were approximately $857 million, compared to $987 million as of December 31, 2015. In the first quarter of 2016, we repurchased 42.2 million shares of our Class A common stock at a weighted average price of $2.40 per share for a total of $102 million. Cash flow from operations was ($3) million for the first quarter of 2016, compared to $3 million for the fourth quarter of 2015 and ($47) million for the first quarter of 2015. Free cash flow was ($6) million for the first quarter of 2016 compared to $3 million for the fourth quarter of 2015 and ($49) million for the first quarter of 2015.

Second Quarter Outlook

Zynga’s outlook for the second quarter of 2016 is as follows:

•	Revenue is projected to be in the range of $170 million to $180 million
•	Net loss is projected to be in the range of ($26) million to ($20) million
•	Net loss per share is projected to be in the range of ($0.03) to ($0.02) based on a share count projected to be approximately 875 million shares
•	Bookings are projected to be in the range of $160 million to $170 million
•	Adjusted EBITDA is projected to be in the range of break-even to $5 million.

•	Non-GAAP loss per share is projected to be in the range of ($0.01) to $0.00, based on a share count projected to be approximately 875 million shares

Conference Call Details

In addition to today’s press release, a copy of our Q1 2016 Quarterly Earnings Letter, which outlines our Q1 2016 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga will host a live Q&A session today, May 4, 2016, at 2:00 pm PDT (5:00 pm EDT) to discuss financial results. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

The live Q&A session can be accessed at http://investor.zynga.com - a replay of which will be available through the website after the call - or via the below conference dial-in number:

Toll-Free Dial-In Number: (800) 537-0745
International Dial-In Number: (253) 237-1142
Conference ID: 81887124

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by millions of monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, California. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

The Zynga Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11743

Key Operating Metrics

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use third party network logins to help us track whether a player logged under two or more different user accounts is the same individual. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2015 and, when filed, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, for our definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU”.

MUUs, MUPs and payer conversion in this press release exclude Rising Ride games (Black Diamond Casino and Vegas Diamond Slots) and Zindagi legacy games (Yummy Gummy and Crazy Kitchen) as our systems are unable to distinguish whether a player of these games is also a player of other Zynga games. We exclude players of these games to avoid potential duplication.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for the second quarter of 2016, including revenue, net income (loss), net income (loss) per share, bookings, Adjusted EBITDA and non-GAAP income (loss) per share); certain other financial items necessary for GAAP to non-GAAP reconciliation; our future operational plans, use of cash, strategies and prospects; our cost structure and cost reduction plans and estimated savings and charges; our ability to accelerate execution, drive profitability and nurture creativity and innovation while reducing costs and lowering discretionary spend; the breadth and depth of our 2016 game slate and the success of these games, including recently launched Willy Wonka and the Chocolate Factory Slots, Spin It Rich! Slots, Vegas Diamond Slots and Crazy Cake Swap and future launches of True Vegas Slots, Wizard of Oz Magic Match, Ice Age: Arctic Blast, FarmVille: Tropic Escape, Dawn of Titans and CSR2; our ability to change our mix of R&D and unlaunched game slate to live games; our ability to increase the predictability of our business; our continued transition to mobile; our ability to sustain player engagement, develop compelling social features, optimize to increase long-term player retention and the lifetime value of our players, generate installs (including organically and through accretive player acquisition spend) and monetize our live games (including our Slots franchise games, Words With Friends, Zynga Poker, FarmVille franchise games and Match-3 franchise games) and games in geo-lock testing (including True Vegas Slots, Wizard of Oz Magic Match, Ice Age: Arctic Blast, FarmVille: Tropic Escape, Dawn of Titans and CSR2); our ability to grow our mobile bookings in 2016 and beyond; our ability to execute against our strategy and deliver long-term value to our shareholders, employees and players and fulfill our mission to connect the world through games; our ability to attract and retain key employees in light of business challenges, including employees key to franchise games and planned launches and senior management; the strength of our balance sheet and our ability to effectively manage our cost structure and investments; the timely launch and success of our games, including the launch of our 2016 game slate (including the games noted above); our ability to improve our execution against audience growth and product quality; our ability to effectively market our games; our ability to execute in mobile; our ability to sustain and expand key games to sustain and grow audiences, bookings, and engagement, including games within our Slots franchise, Words With Friends, Zynga Poker, FarmVille franchise and Match-3 franchise; investment in new game development, marketing for live games and new game launches and core infrastructure in data and analytics; our ability to build on our social legacy in both our web games and our new mobile games and build a player network across mobile games; leverage licensed brands like Wizard of Oz and Willy Wonka and the Chocolate Factory, our ability to accurately forecast our upcoming game launches and bookings and revenue related to upcoming game launches and the performance of our existing games; our ability to operate in an entrepreneurial manner, innovate on game mechanics, and leverage data and analytics in our operations; our ability to utilize, protect, defend and enforce our intellectual property; and the market opportunity in the social gaming market, including the mobile market, the advertising market, the market for social game categories in which we invest, and our ability to capitalize on and contribute to this market opportunity.

Forward-looking statements often include words such as “outlook,” “project,” “plan,” “intend,” “could,” “should,” “would,” “will,” “might,” “anticipate,” “estimate,” “continue,” “believe,” “may,” “target,” “expect,” or similar expressions, the negative or plural of these words or expressions and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements is subject to a number of risks, uncertainties, and assumptions. More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, and, when filed, our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the Securities and Exchange Commission’s (the “SEC”) web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. Except as required by law, we assume no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations. The results we report in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures

We have provided in this press release certain non-GAAP financial measures, including bookings, Adjusted EBITDA, non-GAAP net income (loss), free cash flow, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss) per share, and non-GAAP diluted share count, to supplement our consolidated financial statements prepared in accordance with GAAP (our “GAAP financial statements”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for our GAAP financial statements. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. In line with our historical practice, the financial information presented herein is provided on a supplemental, non-GAAP basis unless otherwise indicated. We have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures in (i) this press release announcing our financial results for the three months ended March 31, 2016 (which is included as Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on May 4, 2016, a copy of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov), (ii) when filed, our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, a copy of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov, and (iii) our first quarter of 2016 earnings slides presentation, dated May 4, 2016, a copy of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com.

Some limitations of the non-GAAP financial measures included in this press release:

•

Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP provision for (benefit from) expense do not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•

Bookings, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP provision for (benefit from) expense do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of durable virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense and does not include other income (expense) net, which includes foreign exchange gains and losses and interest income;
•

Adjusted EBITDA excludes depreciation and amortization of intangible assets, while non-GAAP net income (loss) excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures and acquisitions, and removing the excess income tax benefits or costs associated with stock-based awards.

Because of these limitations, you should consider the non-GAAP financial measures presented in this press release with our GAAP financial statements. See the GAAP to non-GAAP reconciliations in this press release and in the places listed above for further details.

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$731,451	$742,217
Marketable securities	126,010	245,033
Accounts receivable	72,393	79,610
Income tax receivable	4,638	5,233
Restricted cash	2,082	209
Other current assets	41,065	39,988
Total current assets	977,639	1,112,290

Goodwill	652,436	657,671
Other intangible assets, net	58,406	64,016
Property and equipment, net	271,590	273,221
Restricted cash	250	986
Other long-term assets	17,298	16,446
Total assets	$1,977,619	$2,124,630

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,398	$29,676
Other current liabilities	61,107	77,691
Deferred revenue	123,920	128,839
Total current liabilities	198,425	236,206
Deferred revenue	27	204
Deferred tax liabilities	6,461	6,026
Other non-current liabilities	95,928	95,293
Total liabilities	300,841	337,729

Stockholders’ equity:
Common stock and additional paid in capital	3,270,310	3,234,551
Treasury stock	(102,130)	(98,942)
Accumulated other comprehensive income (loss)	(69,581)	(52,388)
Accumulated deficit	(1,421,821)	(1,296,320)
Total stockholders’ equity	1,676,778	1,786,901
Total liabilities and stockholders’ equity	$1,977,619	$2,124,630

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenue:
Online game	$137,057	$129,463	$147,963
Advertising and other	49,664	56,306	35,330
Total revenue	186,721	185,769	183,293
Costs and expenses:
Cost of revenue	57,139	63,397	57,622
Research and development	87,737	85,099	107,520
Sales and marketing	46,344	53,066	31,839
General and administrative	22,384	39,333	40,381
Total costs and expenses	213,604	240,895	237,362
Income (loss) from operations	(26,883)	(55,126)	(54,069)
Interest income	705	603	794
Other income (expense), net	2,100	1,463	8,359
Income (loss) before income taxes	(24,078)	(53,060)	(44,916)
Provision for (benefit from) income taxes	2,480	(1,862)	1,580
Net income (loss)	$(26,558)	$(51,198)	$(46,496)

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$(0.03)	$(0.06)	$(0.05)

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic and diluted	871,093	922,540	898,344

Stock-based expense included in the above line items
Cost of revenue	$649	$1,712	$1,072
Research and development	24,203	24,063	28,317
Sales and marketing	1,991	2,320	1,519
General and administrative	2,765	3,677	10,554
Total stock-based expense	$29,608	$31,772	$41,462

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Operating activities:
Net income (loss)	$(26,558)	$(51,198)	$(46,496)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,812	11,966	17,722
Stock-based expense	29,608	31,772	41,462
(Gain) loss from sales of investments, assets and other, net	11	725	(6,056)
Tax benefits (costs) from stock-based awards	—	899	—
Excess tax benefits (costs) from stock-based awards	—	(899)	—
Accretion and amortization on marketable securities	259	770	2,087
Deferred income taxes	1,422	(3,542)	998
Changes in operating assets and liabilities:
Accounts receivable, net	7,217	7,604	10,090
Income tax receivable	595	(217)	(1,198)
Other assets	(1,812)	(4,307)	(7,687)
Accounts payable	(12,818)	(1,292)	1,063
Deferred revenue	(5,096)	(3,665)	(15,883)
Other liabilities	(6,945)	14,849	(43,104)
Net cash provided by (used in) operating activities	(3,305)	3,465	(47,002)

Investing activities:
Purchases of marketable securities	—	—	(101,091)
Sales and maturities of marketable securities	118,900	165,181	234,555
Acquisition of property and equipment	(2,654)	(985)	(2,112)
Business acquisitions, net of cash acquired	(12,500)	—	—
Proceeds from sale of property and equipment	398	64	—
Proceeds from sale of equity method investment	—	—	10,507
Net cash provided by (used in) investing activities	104,144	164,260	141,859

Financing activities:
Taxes paid related to net share settlement of equity awards	(919)	(1,036)	(1,008)
Repurchases of common stock	(112,392)	(88,409)	—
Proceeds from employee stock purchase plan and exercise of stock options	2,476	275	3,390
Excess tax benefits (costs) from stock-based awards	—	899	—
Acquisition-related contingent consideration payment	—	—	(10,790)
Net cash provided by (used in) financing activities	(110,835)	(88,271)	(8,408)

Effect of exchange rate changes on cash and cash equivalents	(770)	(257)	(297)

Net increase (decrease) in cash and cash equivalents	(10,766)	79,197	86,152
Cash and cash equivalents, beginning of period	742,217	663,020	131,303
Cash and cash equivalents, end of period	$731,451	$742,217	$217,455

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Reconciliation of Revenue to Bookings
Revenue	$186,721	$185,769	$183,293
Change in deferred revenue	(5,096)	(3,665)	(15,883)
Bookings	$181,625	$182,104	$167,410

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(26,558)	$(51,198)	$(46,496)
Provision for (benefit from) income taxes	2,480	(1,862)	1,580
Other income (expense), net	(2,100)	(1,463)	(8,359)
Interest income	(705)	(603)	(794)
Restructuring expense, net	468	19,748	3,461
Depreciation and amortization	10,812	11,966	17,722
Acquisition-related transaction expenses	—	249	—
Contingent consideration fair value adjustment	2,030	(3,288)	9,400
Stock-based expense	29,608	31,772	41,462
Change in deferred revenue	(5,096)	(3,665)	(15,883)
Adjusted EBITDA	$10,939	$1,656	$2,093

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$(26,558)	$(51,198)	$(46,496)
Restructuring expense, net	468	19,748	3,461
Amortization of intangible assets from acquisitions	7,379	7,402	6,264
Acquisition-related transaction expenses	—	249	—
Contingent consideration fair value adjustment	2,030	(3,288)	9,400
Stock-based expense	29,608	31,772	41,462
Change in deferred revenue	(5,096)	(3,665)	(15,883)
Tax effect of non-GAAP adjustments to net income (loss)	(6,278)	(645)	(4,921)
Non-GAAP net income (loss)	$1,553	$375	$(6,713)

GAAP diluted shares	871,093	922,540	898,344
Non-GAAP diluted shares	882,350	939,110	898,344

Non-GAAP earnings (loss) per share:	$0.00	$0.00	$(0.01)

Reconciliation of Cash provided by operating activities to free cash flow
Net cash provided by (used in) operating activities	(3,305)	3,465	(47,002)
Acquisition of property and equipment	(2,654)	(985)	(2,112)
Excess tax benefits (costs) from stock-based awards	—	899	—
Free cash flow	$(5,959)	$3,379	$(49,114)

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	2,480	(1,862)	1,580
Restructuring expense, net	85	2,240	381
Amortization of intangible assets from acquisitions	1,347	378	689
Acquisition-related transaction expenses	—	453	—
Contingent consideration fair value adjustment	371	(964)	1,035
Stock-based expense	5,405	396	4,564
Change in deferred revenue	(930)	(1,858)	(1,748)
Non-GAAP provision for (benefit from) income taxes	$8,758	$(1,217)	$6,501

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP SECOND QUARTER 2016 OUTLOOK

(In thousands, except per share data, unaudited)

Second Quarter 2016
Reconciliation of Revenue to Bookings
Revenue range	$170,000 - 180,000
Change in deferred revenue	(10,000)
Bookings range	$160,000 - 170,000

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss) range	$(26,000) - (20,000)
Provision for (benefit from) income taxes	0 - 2,000
Other income (expense), net	(1,000) - (2,000)
Interest income	(1,000)
Depreciation and amortization	11,000
Stock-based expense	27,000 - 25,000
Change in deferred revenue	(10,000)
Adjusted EBITDA range	$0 - 5,000

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss) range	$(26,000) - (20,000)
Amortization of intangible assets from acquisitions	7,000
Stock-based expense	27,000 - 25,000
Change in deferred revenue	(10,000)
Tax effect of non-GAAP adjustments to net income (loss)	(3,000) - (4,000)
Non-GAAP net income (loss) range	$(5,000) - (2,000)

GAAP and Non-GAAP diluted shares	875,000
Net income (loss) per share range	$(0.03) - (0.02)
Non-GAAP earnings (loss) per share range	$(0.01) - 0.00

CONTACTS

Joo Mi Kim

Senior Director of Finance & Investor Relations

(415) 339-5266
joomi@zynga.com

Stephanie Hess

Vice President of Communications

shess@zynga.com